Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

among

OLD POINT FINANCIAL CORPORATION,

THE OLD POINT NATIONAL BANK OF PHOEBUS

and

CITIZENS NATIONAL BANK

__________________________

October 27, 2017

__________________________

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		3
1.01.	Certain Definitions.	3
ARTICLE II THE MERGER		8
2.01.	The Merger.	8
2.02.	Effective Date and Effective Time; Closing.	10
ARTICLE III MERGER CONSIDERATION; EXCHANGE PROCEDURES		10
3.01.	Conversion of Shares.	10
3.02.	Exchange Procedures.	11
3.03.	Exchange of Shares.	12
3.04.	Withholding Rights.	13
3.05.	No Fractional Shares.	13
3.06.	Rights of Former Holders of CNB Common Stock.	13
3.07.	CNB Options.	14
3.08.	CNB Warrants.	15
3.09.	Dissenters’ Rights.	15
ARTICLE IV ACTIONS PENDING ACQUISITION		16
4.01.	Forbearances of CNB.	16
4.02.	Forbearances of OPOF and OPNB.	19
4.03.	Control of CNB’s Business.	20
ARTICLE V REPRESENTATIONS AND WARRANTIES		20
5.01.	Disclosure Schedules.	20
5.02.	Standard.	21
5.03.	Representations and Warranties of CNB.	21
5.04.	Representations and Warranties of OPOF and OPNB.	38
ARTICLE VI COVENANTS		46
6.01.	Reasonable Best Efforts.	46
6.02.	Shareholder Approval.	46
6.03.	Registration Statement.	47
6.04.	Regulatory Filings.	48
6.05.	Public Announcements.	49
6.06.	Access; Information.	49

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6.07.	Acquisition Proposals.	50
6.08.	NASDAQ Listing.	51
6.09.	Indemnification.	51
6.10.	Benefit Plans.	53
6.11.	Notification of Certain Matters.	55
6.12.	Compliance with Law.	55
6.13.	Southside Advisory Board.	55
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		55
7.01.	Conditions to Each Party’s Obligation to Effect the Merger.	55
7.02.	Conditions to Obligation of CNB.	56
7.03.	Conditions to Obligations of OPOF and OPNB.	57
ARTICLE VIII TERMINATION		58
8.01.	Termination.	58
8.02.	Effect of Termination and Abandonment.	60
ARTICLE IX MISCELLANEOUS		61
9.01.	Survival.	61
9.02.	Waiver; Amendment.	62
9.03.	Counterparts; Facsimile Signature.	62
9.04.	Governing Law.	62
9.05.	Expenses.	62
9.06.	Notices.	62
9.07.	Entire Understanding; No Third Party Beneficiaries.	63
9.08.	Severability.	63
9.09.	Enforcement of the Agreement.	64
9.10.	Interpretation.	64
9.11.	Assignment.	64

ii

LIST OF ANNEXES AND SCHEDULES

ANNEX A	Form of Support and Non-Competition Agreement
ANNEX B	Form of Warrant Cancellation Agreement
SCHEDULE I	List of Deposit Taking Offices of the Surviving Bank

iii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.07(b)
Agreement	Section 1.01
Bank Secrecy Act	Section 1.01
Benefit Plans	Section 5.03(m)(i)
Book-Entry Shares	Section 3.02(c)
Business Day	Section 1.01
Cash Consideration	Section 3.01(c)
CDARS	Section 4.01(g)
Certificates	Section 3.02(c)
Certification of Merger	Section 2.02(a)
Change in Recommendation	Section 6.02(a)
Closing	Section 2.02(b)
CNB	Preamble
CNB Articles	Section 1.01
CNB 401(k) Plan	Section 6.10(c)
CNB Board	Section 1.01
CNB Bylaws	Section 1.01
CNB Common Stock	Section 1.01
CNB Continuing Employees	Section 6.10(a)
CNB Disclosure Schedule	Section 5.01
CNB Financial Statements	Section 1.01
CNB Group	Section 1.01
CNB Loan Property	Section 5.03(o)
CNB Meeting	Section 6.02(a)
CNB Option	Section 3.07
CNB Stock Plan	Section 3.07
CNB Warrant	Section 3.08
Code	Recital D
Community Reinvestment Act	Section 1.01
Computer Systems	Section 5.03(cc)(i)
Confidentiality Agreement	Section 6.06(a)
Conversion Price	Section 3.07
Conversion Ratio	Section 3.01(c)
Derivatives Contract	Section 5.03(q)(ii)
Dissenting Share	Section 3.09(a)
DOL	Section 5.03(m)(i)
Effective Date	Section 2.02(a)
Effective Time	Section 2.02(a)
Employees	Section 5.03(m)(i)
Employment Release	Section 6.10(e)
Environmental Laws	Section 1.01
Equal Credit Opportunity Act	Section 1.01
Equity Investment	Section 1.01
Equity Security	Section 1.01

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ERISA	Section 1.01
Exchange Act	Section 1.01
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(b)
Excluded Shares	Section 3.01(b)
Fair Housing Act	Section 1.01
FDIC	Section 1.01
FRB	Section 1.01
GAAP	Section 1.01
Governmental Authority	Section 1.01
Hazardous Substance	Section 1.01
Identified Officers	Section 4.01(d)
Indemnified Parties	Section 6.09(a)
Indemnifying Party	Section 6.09(a)
Insurance Policies	Section 5.03(w)
IRS	Section 5.03(m)(i)
Knowledge	Section 1.01
Letter of Transmittal	Section 3.02(c)
Liens	Section 1.01
Loans	Section 4.01(s)
Material Adverse Effect	Section 1.01
Material Contracts	Section 5.03(k)(i)
Maximum Insurance Amount	Section 6.09(c)
Merger	Section 2.01(a)
Merger Consideration	Section 3.01(c)
NASDAQ	Section 1.01
National Bank Act	Section 1.01
National Labor Relations Act	Section 1.01
OCC	Section 1.01
OPNB	Preamble
OPNB Articles	Section 1.01
OPNB Bylaws	Section 1.01
OPNB Common Stock	Section 1.01
OPOF	Preamble
OPOF 401(k) Plan	Section 6.10(c)
OPOF Articles	Section 1.01
OPOF Benefit Plans	Section 5.04(r)
OPOF Board	Section 1.01
OPOF Bylaws	Section 1.01
OPOF Common Stock	Section 1.01
OPOF Disclosure Schedule	Section 5.01
OPOF Group	Section 1.01
OREO	Section 1.01
PBGC	Section 1.01
Pension Plan	Section 5.03(m)(ii)
Person	Section 1.01

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Previously Disclosed	Section 1.01
Proxy Statement/Prospectus	Section 6.03(a)
Registration Statement	Section 6.03(a)
Release	Section 1.01
Representatives	Section 6.07(a)
Rights	Section 1.01
SEC	Section 1.01
Securities Act	Section 1.01
Securities Documents	Section 5.04(g)(i)
Stock Consideration	Section 3.01(c)
Subsidiary	Section 1.01
Superior Proposal	Section 6.07(c)
Support and Non-Competition Agreements	Recital F
Surviving Bank	Section 2.01(a)
Tax and Taxes	Section 1.01
Tax Return	Section 1.01
Termination Fee	Section 8.02(b)
Transaction	Section 1.01
VSCA	Section 1.01

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This AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 27, 2017, is by and among Old Point Financial Corporation (“OPOF”), The Old Point National Bank of Phoebus (“OPNB”) and Citizens National Bank (“CNB”).

RECITALS

A.           CNB. CNB is a national banking association, having its principal place of business in Windsor, Virginia.

B.           OPOF. OPOF is a Virginia corporation, having its principal place of business in Hampton, Virginia.

C.           OPNB. OPNB is a national banking association, having its principal place of business in Hampton, Virginia.

D.           Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

E.           Board Action. The respective Boards of Directors of each of OPOF, OPNB and CNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger.

F.        Support and Non-Competition Agreements. As a material inducement to OPOF and OPNB to enter into this Agreement, simultaneously with the execution of this Agreement, each director of CNB is entering into an agreement, substantially in the form of Annex A hereto (collectively, the “Support and Non-Competition Agreements”), pursuant to which they have agreed, among other things, to vote their shares of CNB Common Stock in favor of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01.	Certain Definitions.

The following terms are used in this Agreement with the meanings set forth below:

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.

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“CNB Articles” means the Articles of Association of CNB, as amended.

“CNB Board” means the Board of Directors of CNB.

“CNB Bylaws” means the Bylaws of CNB, as amended.

“CNB Common Stock” means the common stock, $0.01 par value per share, of CNB.

“CNB Financial Statements” shall mean (i) the balance sheets (including related notes and schedules, if any) of CNB as of December 31, 2016 and 2015 and the statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CNB for the years ended December 31, 2016 and 2015, and (ii) Consolidated Reports of Condition and Income (including related notes and schedules, if any) of CNB with respect to the quarterly periods ending subsequent to December 31, 2016, but prior to the Effective Date.

“CNB Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes CNB or any predecessor of or any successor to CNB (or to another such predecessor or successor) and any other related companies, limited liability partnerships and limited liability corporations.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means: (i) an Equity Security; (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and (iii) any investment or transaction that in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” means any substance that: (A) is listed, classified or regulated pursuant to any Environmental Law; (B) is any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation; (C) is any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law; or (D) causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any property, the environment or to the health or safety of persons or property.

“Knowledge” means, with respect to either OPOF’s and OPNB’s or CNB’s awareness of the presence or absence of a fact, event or condition, the actual knowledge of any executive officer of such party after due inquiry.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

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“Material Adverse Effect” means, with respect to OPOF or CNB, any effect that, individually or in the aggregate, (i) is material and adverse to the financial condition, results of operations or business of OPOF and its Subsidiaries taken as a whole or CNB, as the case may be, or (ii) would materially impair the ability of any of OPOF and its Subsidiaries or CNB, as the case may be, to perform their or its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings banks and their holding companies generally, (c) changes in general economic conditions affecting banks, savings banks and their holding companies generally, (d) the announcement or pendency of the transactions contemplated by this Agreement, (e) any outbreak or escalation of hostilities or war (whether or not declared) or any acts of war or terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (f) any attempt to assert dissenters’ rights by holders of CNB Common Stock and (g) with respect to CNB, the effects of any action or omission taken with the prior consent of OPOF or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a) – (e) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on OPOF and its Subsidiaries as a whole on the one hand or CNB on the other hand, as measured relative to similarly situated companies in the banking industry.

“NASDAQ” means the NASDAQ Capital Market or such other securities exchange on which the OPOF Common Stock may be listed.

“National Bank Act” means the National Bank Act, as amended.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“OPNB Articles” means the Articles of Association of OPNB, as amended.

“OPNB Bylaws” means the Bylaws of OPNB, as amended.

“OPNB Common Stock” means the common stock, $5.00 par value per share, of OPNB.

“OPOF Articles” means the Articles of Incorporation of OPOF, as amended.

“OPOF Board” means the Board of Directors of OPOF.

“OPOF Bylaws” means the Bylaws of OPOF, as amended.

“OPOF Common Stock” means the common stock, $5.00 par value per share, of OPOF.

“OPOF Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes OPOF or any predecessor of or any successor to OPOF (or to another such predecessor or successor) and any other related companies, limited liability partnerships and limited liability corporations.

“OREO” means other real estate owned.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

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“Previously Disclosed” shall mean, with respect to CNB, any information set forth in a section of the CNB Disclosure Schedule corresponding to the section of this Agreement where such term is used or contained in any of CNB’s Financial Statements, or with respect to OPOF or OPNB, any information set forth in a section of the OPOF Disclosure Schedule corresponding to the section of this Agreement where such term is used or contained in any of OPOF’s Securities Documents.

“Release” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor environment whether intentional or unintentional, including, without limitation, the movement of Hazardous Substances in, on, under, or through the environment (including, without limitation, the intentional or unintentional abandonment or discarding of any products, materials, barrels, containers or other receptacles containing any Hazardous Substance).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, transfer, registration, alternative or add-on minimum or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest, additions and penalties, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, attachments, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Transaction” means the Merger and any other transaction contemplated by this Agreement.

“VSCA” means the Virginia Stock Corporation Act.

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ARTICLE II
THE MERGER

2.01.	The Merger.

(a)          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined herein), CNB shall merge with and into OPNB (the “Merger”) under the laws of the United States and in accordance with the provisions of 12 U.S.C. § 215a, and the separate corporate existence of CNB shall cease and OPNB shall survive and continue to exist as a national banking association organized under the laws of the United States (OPNB, as the surviving bank in the Merger, sometimes being referred to herein as the “Surviving Bank”).

(b)          Name; Offices. The name of the Surviving Bank shall be “The Old Point National Bank of Phoebus”. The main office of the Surviving Bank shall be the main office of OPNB immediately prior to the Effective Time. All branch offices of CNB and OPNB that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by the OCC after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of CNB and OPNB that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by the OCC after the date hereof.

(c)          Charter; Articles of Association; Bylaws. The national bank charter, articles of association and bylaws of the Surviving Bank immediately after the Merger shall be the national bank charter of OPNB, the OPNB Articles and the OPNB Bylaws, respectively, as in effect immediately prior to the Effective Time.

(d)          Directors and Executive Officers. The directors of OPNB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the OPNB Articles and OPNB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of OPNB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the OPNB Articles and the OPNB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(e)          Effect of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12 U.S.C. § 215a, the applicable provisions of the regulations of the OCC and other applicable law:

(i)          The separate existence of CNB shall cease, and the Surviving Bank shall continue its existence under the laws of the United States as a national banking association. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as OPNB and CNB with all the rights, powers and duties of each of OPNB and CNB; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the National Bank Act, applicable regulations of the OCC, or applicable law;

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(ii)         All assets, interests, rights and appointments of OPNB and CNB as they exist immediately prior to the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and

(iii)        The Surviving Bank shall be responsible for all the liabilities of every kind and description of OPNB and CNB as they exist immediately prior to the Effective Time.

At the Effective Time, each Certificate previously representing shares of CNB Common Stock shall thereafter represent only the right to receive the Merger Consideration in accordance with Article III of this Agreement.

(f)          Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of CNB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CNB and its proper officers and directors, shall be deemed to have granted to the Surviving Bank and its proper officers and directors an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank, CNB or otherwise to take any and all such action.

(g)          Alternate Structure. Subject to the prior written consent of CNB, which consent shall not be unreasonably withheld, OPNB may at any time prior to the Effective Time change the method of effecting the combination with CNB (including, without limitation, the provisions of Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) result in any changes in the amount or type of the consideration that the holders of CNB Common Stock, CNB Options, or CNB Warrants (as defined herein) are entitled to receive under this Agreement, (ii) materially impede or delay consummation of the Merger, (iii) impose any less favorable terms or conditions on CNB, (iv) cause the approval of the shareholders of OPOF to be required as a condition to the Merger, or (v) adversely affect the tax treatment of CNB’s shareholders as a result of receiving the Merger Consideration; and, provided, further, that OPNB shall provide CNB prior written notice of such change and the reasons therefor. Such notice shall be in the form of a proposed amendment to this Agreement or an Amended and Restated Agreement and Plan of Reorganization, and shall be accompanied by such other exhibits as are reasonably necessary or appropriate to effect such change.

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2.02.	Effective Date and Effective Time; Closing.

(a)          Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), and subject to applicable law, the Merger shall become effective on the date and at the time shown on the certification of merger relating to the Merger issued by the OCC (“Certification of Merger”). The Effective Time shall be on (i) a date selected by OPNB after such satisfaction or waiver that is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The effective date specified in the Certification of Merger is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the effective time specified in the Certification of Merger.

(b)          Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take at 10:00 a.m., Eastern Time, at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, Virginia on a date, which date shall be no later than three (3) Business Days following the satisfaction or waiver of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other place, at such other time, or on such other date as may be mutually agreed upon by the parties. At the Closing, there shall be delivered to OPOF, OPNB and CNB the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01.	Conversion of Shares.

Subject to this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of OPOF, OPNB, CNB or any holder of any of the shares thereof:

(a)          OPOF and OPNB Common Stock. Each share of OPOF Common Stock and OPNB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)          Excluded Shares. All shares of CNB Common Stock owned directly or indirectly by OPOF or OPNB or any of OPOF’s or OPNB’s respective wholly owned Subsidiaries (other than shares in trust accounts, managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or shares held in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Bank and shall not be exchanged for the Merger Consideration. Shares of CNB Common Stock that are canceled and retired pursuant to this Section 3.01(b) are hereinafter referred to as the “Excluded Shares.”

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(c)          Merger Consideration. Each share of CNB Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive (i) 0.1041 shares (the “Conversion Ratio”) of validly issued, fully paid and nonassessable shares of OPOF Common Stock (the “Stock Consideration”) and (ii) $2.19 in cash without interest (the “Cash Consideration”) (with respect to a given share of CNB Common Stock, together with any cash in lieu of fractional shares of OPOF Common Stock to be paid pursuant to Section 3.05, the “Merger Consideration”).

(d)          If, between the date hereof and the Effective Time, the outstanding shares of OPOF Common Stock or CNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Stock Consideration and the Cash Consideration.

3.02.	Exchange Procedures.

(a)          Appointment of Exchange Agent. Prior to the Effective Time, OPOF shall appoint an exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b)          At or prior to the Effective Time, OPOF shall for the benefit of holders of shares of CNB Common Stock, and for exchange in accordance with this Article III, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate Cash Consideration and cash payable in lieu of fractional shares of OPOF Common Stock (such cash deposited pursuant to this clause (i), the “Exchange Fund”), and (ii) duly authorize and direct issuance by the Exchange Agent of uncertificated shares of OPOF Common Stock in book-entry form, representing the aggregate Stock Consideration to be issued and paid pursuant to this Article III.

(c)          Letter of Transmittal. OPOF shall prepare appropriate and customary transmittal materials (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of CNB Common Stock (the “Certificates”), and (ii) uncertificated shares of CNB Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than Excluded Shares and Dissenting Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 3.03(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. OPOF shall make available and mail the Letter of Transmittal not more than five (5) Business Days after the Effective Time to all persons who were record holders of shares of CNB Common Stock immediately prior to the Effective Time, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal.

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3.03.	Exchange of Shares.

(a)          Each holder of an outstanding share of CNB Common Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 3.03(d)), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and OPOF may reasonably require, shall be entitled to receive the Merger Consideration with respect to such share of CNB Common Stock in accordance with Section 3.03(b).

(b)          Whenever a holder of an outstanding share of CNB Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 3.03(a), in addition to the rights of such holder set forth in Section 3.06, any such holder shall be entitled to receive:

(i)          evidence of issuance in book-entry form the number of whole shares of OPOF Common Stock into which the aggregate number of shares of CNB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement; and

(ii)         the amount of cash into which the aggregate number of shares of CNB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement (including cash in lieu of fractional shares pursuant to Section 3.05).

(c)          Abandoned Property. Any other provision of this Agreement notwithstanding, neither OPOF nor the Exchange Agent shall be liable to a holder of CNB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d)          Lost Certificates. A holder of CNB Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by OPOF and the Exchange Agent pursuant to applicable law and as required in accordance with OPOF’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

(e)          Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by OPOF; provided, that no such investment or losses thereon shall affect the Merger Consideration, and OPOF shall promptly provide additional funds to the Exchange Agent for the benefit of holders of CNB Common Stock in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to OPOF or as directed by OPOF. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of CNB Common Stock for twelve (12) months after the Effective Time shall, to the extent permitted by law, be paid to OPOF. Any former holder of CNB Common Stock who has not theretofore complied with this Article III shall thereafter look only to OPOF for payment of the Merger Consideration and any unpaid dividends and distributions on OPOF Common Stock deliverable in respect of each former share of CNB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

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(f)          Rounding. All dollar amounts payable to any registered holder of CNB Common Stock pursuant to this Article III shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of CNB Common Stock registered in such shareholder’s name.

3.04.	Withholding Rights.

OPOF (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of CNB Common Stock such amounts as OPOF is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CNB Common Stock in respect of which such deduction and withholding was made by OPOF.

3.05.	No Fractional Shares.

No fractional shares of OPOF Common Stock shall be issued in respect of shares of CNB Common Stock that are to be converted in the Merger into the right to receive the Merger Consideration. Each holder of a Certificate or a Book-Entry Share (other than holders of Certificates or Book-Entry Shares representing or constituting Excluded Shares or Dissenting Shares) shall be entitled to receive in lieu of any fractional share of OPOF Common Stock to which such holder would otherwise have been entitled pursuant to Section 3.01(c) an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of OPOF Common Stock to which such holder would otherwise be entitled (after taking into account all shares of CNB Common Stock held by such holder immediately prior to the Effective Time and the provisions of this Article III) by (ii) the average of the closing sale prices of OPOF Common Stock on the NASDAQ for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time.

3.06.	Rights of Former Holders of CNB Common Stock.

At the Effective Time, the stock transfer books of CNB shall be closed as to holders of CNB Common Stock, and no transfer of CNB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.03(a), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of CNB Common Stock shall be entitled to vote after the Effective Time at any meeting of OPOF shareholders the number of whole shares of OPOF Common Stock into which their respective shares of CNB Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 3.03(a), but beginning thirty (30) days after the Effective Time, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Section 3.03(a). Whenever a dividend or other distribution is declared by the OPOF on OPOF Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CNB Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 3.03(a). However, upon surrender of such Book-Entry Share or Certificate representing CNB Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

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3.07.	CNB Options.

(a)          Section 3.07(a) of the CNB Disclosure Schedule lists all of the equity or equity-based compensation plans maintained by CNB under which awards are currently outstanding or any awards may be made thereunder (each, a “CNB Stock Plan”). At the Effective Time, each option to purchase shares of CNB Common Stock (a “CNB Option”) granted under a CNB Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, at the Effective Time, be cancelled and cease to represent a right to acquire CNB Common Stock and shall automatically be converted at the Effective Time without any action on the part of the holder thereof into the right to receive a cash payment in an amount equal to the product of (i) the difference between (A) the sum of (1) the product of (x) the Conversion Ratio and (y) the average of the closing sale prices of OPOF Common Stock on the NASDAQ for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and (2) the Cash Consideration (the “Conversion Price”) and (B) the per share exercise price of the CNB Option immediately prior to the Effective Time, and (ii) the number of shares of CNB Common Stock subject to such CNB Option, subject to any applicable withholdings authorized by Section 3.04. If the exercise price of a CNB Option immediately prior to the Effective Time is greater than the Conversion Price, then at the Effective Time such CNB Option shall be cancelled without any payment made in exchange therefor.

(b)          At or prior to the Effective Time, CNB, the Board of Directors of CNB or a committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary to (i) effectuate the provisions of this Section 3.07 and (ii) terminate each CNB Stock Plan, effective as of the Effective Time and contingent upon the consummation of the Transaction.

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3.08.	CNB Warrants.

Section 3.08 of the CNB Disclosure Schedule lists all of warrants to acquire shares of CNB Common Stock (each, a “CNB Warrant”), and the holder of each such warrant, that is outstanding and unexercised as of the date of this Agreement. At the Effective Time, each CNB Warrant that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire CNB Common Stock and shall automatically be converted at the Effective Time without any action on the part of the holder thereof into the right to receive a cash payment equal to the product of (i) the difference between (A) the Conversion Price and (B) the per share exercise price of the CNB Warrant immediately prior to the Effective Time, and (ii) the number of shares of CNB Common Stock subject to such CNB Warrant, subject to any applicable withholdings authorized by Section 3.04. If the exercise price of a CNB Warrant immediately prior to the Effective Time is greater than the Conversion Price, then at the Effective Time such CNB Warrant shall be cancelled without any payment made in exchange therefor. Prior to the Effective Time, CNB shall obtain any and all agreements and consents of the holder of each CNB Warrant, and CNB shall take all other actions necessary, to give effect to this Section 3.08.

3.09.	Dissenters’ Rights.

(a)          Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by the National Bank Act or applicable regulations of the OCC, each share of CNB Common Stock issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder that (i) votes against the Merger at the CNB Meeting, or (ii) gives written notice to CNB at or prior to the CNB Meeting to the presiding officer at such meeting that such shareholder dissents from the Merger (each, a “Dissenting Share”) will at the Effective Time cease to be outstanding and will be converted automatically into and exchanged for the right to receive payment in cash from OPOF of the appraised value of such Dissenting Share in accordance with the National Bank Act and the applicable regulations of the OCC, provided that the holder of such Dissenting Share within thirty (30) days after the Effective Date (i) confirms in writing to OPOF such shareholder’s dissent from the Merger and (ii) surrenders the applicable Certificates or Book-Entry Shares to OPOF. OPOF shall make payments in respect of any Dissenting Shares in accordance with applicable law.

(b)          If any holder of a Dissenting Share fails to perfect his or her right to dissent against the Merger pursuant to Section 3.09(a), or withdraws or otherwise loses such holder’s rights as a dissenting shareholder, such Dissenting Share shall be converted automatically into and exchanged for the right to receive the Merger Consideration payable pursuant to Section 3.01(c).

(c)          CNB will provide OPOF prompt notice of any written notices or other communications received by CNB from holders of CNB Common Stock regarding the exercise or perfection of dissenters’ rights in connection with the Merger.

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ARTICLE IV
ACTIONS PENDING ACQUISITION

4.01.	Forbearances of CNB.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of OPOF, which consent shall not be unreasonably withheld, conditioned or delayed, CNB will not:

(a)          Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practices or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and OPOF the goodwill of the customers of CNB and others with whom business relations exist.

(b)          Capital Stock. Other than Rights set forth on Section 4.01(b) of the CNB Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(c)          Dividends; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of CNB Common Stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of CNB Common Stock.

(d)          Compensation, Employment Agreements, Etc. Subject to Section 4.01(f), enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of CNB or, grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) salary or wage increases for employees other than the officers listed in Section 4.01(d) of the CNB Disclosure Schedule (the “Identified Officers”) that are consistent with past practices, (ii) changes that are required by applicable law or (iii) as set forth on Section 4.01(d) of the CNB Disclosure Schedule.

(e)          Hiring. Hire any Person as an employee of CNB or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of the CNB Disclosure Schedule and (ii) persons hired to fill any employee vacancies (other than Identified Officer vacancies) arising after the date hereof and whose employment is terminable at the will of CNB and who is provided no greater severance or similar benefits or payments as a result of the Transaction or consummation thereof than those severance, similar benefits or payments that would have become payable to the employees who they replaced.

(f)          Benefit Plans. (i) Enter into, establish, adopt, amend, terminate or make any contributions to (except (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(f) of the CNB Disclosure Schedule or (C) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of CNB or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; (ii) exchange, cancel, surrender, or increase or decrease the benefit provided under, any existing bank or corporate owned life insurance covering any employees of CNB, other than any such change that is required by law; or (iii) purchase any new bank or corporate owned life insurance covering any employees of CNB.

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(g)          Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practices; (ii) transactions set forth in Section 4.01(g) of the CNB Disclosure Schedule; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the Certificate of Deposit Account Registry Service (“CDARS”) in the ordinary course of business consistent with past practices; or (iv) transactions in the ordinary course of business consistent with past practices in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.

(h)          Acquisitions. Acquire all or any portion of the assets, business, securities, deposits or properties of any other Person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) acquisitions of securities as permitted by Section 4.01(r); (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the CDARS in the ordinary course of business consistent with past practices; and (iv) such acquisitions in the ordinary course of business consistent with past practices in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.

(i)          Capital Expenditures. Except as set forth on Section 4.01(i) of the CNB Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practices, in amounts not exceeding $20,000 individually or $35,000 in the aggregate.

(j)          Governing Documents. Amend the CNB Articles or the CNB Bylaws.

(k)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)          Contracts. Except to comply with the requirements of this Agreement or as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts, or enter into, amend or modify in any material respect any contract related to the offering of investment services, correspondent mortgage banking or other financial services in CNB’s branches by a third party service provider.

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(m)          Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CNB is or becomes a party on or after the date of this Agreement, which settlement, agreement or action involves payment by CNB of an amount that exceeds $20,000 and/or would impose any material restriction on the business of CNB or create precedent for claims that are reasonably likely to be material to CNB.

(n)          Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)          Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, OPOF prior to the date hereof).

(p)          Derivatives Contracts. Enter into or settle any Derivatives Contract.

(q)          Indebtedness. Incur any indebtedness for borrowed money, other than overnight borrowings and draws under CNB’s lines of credit as existing on the date of this Agreement, in each case in the ordinary course of business consistent with past practices; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practices.

(r)          Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practices) any debt security or Equity Investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of two (2) years or less, (ii) dispose of any debt security or Equity Investment or (iii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

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(s)          Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than Loans made or acquired in the ordinary course of business consistent with past practices and that have (A) in the case of unsecured Loans made to any one borrower that are originated in compliance with CNB’s internal loan policies, a principal balance not in excess of $40,000 in total, which is understood to include any current outstanding principal balance to any such borrower, and (B) in the case of secured Loans to any one borrower that are originated in compliance with CNB’s internal loan policies, a principal balance not in excess of $600,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) make any material changes to its policies and practices with respect to underwriting, pricing, originating, or servicing Loans, in each case except as required by a Governmental Agency. In the event that OPOF’s prior written consent is required pursuant to clause (i) above, OPOF shall use its reasonable best effort to provide such consent within two (2) Business Days of any request by CNB.

(t)          Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practices).

(u)          Taxes and Tax Returns. Prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed material election related to Taxes; change an annual accounting period; adopt or change any method of accounting; file an amended Tax Return; surrender any right to claim a material refund of Taxes; enter into any closing agreements with respect to a material Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to a member of the CNB Group.

(v)         Risk Management. Fail to materially follow its existing policies and practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(x)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02.	Forbearances of OPOF and OPNB.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of CNB, which consent shall not be unreasonably withheld, conditioned or delayed, OPOF and OPNB will not, and will cause each of its Subsidiaries not to:

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(a)          Ordinary Course. Conduct their businesses other than in the ordinary and usual course consistent with past practices or fail to use commercially reasonable efforts to preserve their business organizations and preserve for themselves the goodwill of the customers of OPOF and OPNB, as applicable, and others with whom business relations exist.

(b)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (A) any of their representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(c)          Governing Documents. Amend the OPOF Articles, the OPOF Bylaws, the OPNB Articles or the OPNB Bylaws.

(d)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.03.	Control of CNB’s Business.

Prior to the Effective Time, nothing contained in this Agreement shall give OPOF or OPNB, directly or indirectly, the right to control or direct the operations of CNB. Prior to the Effective Time, CNB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01.	Disclosure Schedules.

On or prior to the date hereof, CNB has delivered to OPOF a schedule (the “CNB Disclosure Schedule”) and OPOF and OPNB have delivered to CNB a schedule (the “OPOF Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or Section 5.04, as applicable, or to one or more covenants contained in Article IV or Article VI, as applicable; provided, however, that (a) no such item is required to be set forth in a disclosure schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 5.02, and (b) the mere inclusion of an item in a disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the disclosure schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

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5.02.	Standard.

No representation or warranty of CNB, OPOF or OPNB contained in Section 5.03 or Section 5.04, respectively, shall be deemed to be untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance, unless such fact, event or circumstance, individually, or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or Section 5.04, has had or is reasonably likely to have a Material Adverse Effect on such party, other than the representations and warranties set forth in Sections 5.03(b) and 5.03(g)(iv)(B) for CNB and Sections 5.04(b), 5.04(c), and 5.04(g)(ii)(C) for OPOF and OPNB, which shall be true in all respects.

5.03.	Representations and Warranties of CNB.

Subject to Sections 5.01 and 5.02, CNB hereby represents and warrants to OPOF:

(a)          Organization, Standing and Authority. CNB is duly organized and validly existing as a national banking association under the laws of the United States of America. CNB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. CNB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the CNB Articles and CNB Bylaws that have previously been made available to OPOF and OPNB are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of CNB previously made available to OPOF and OPNB contain true, complete and correct records in all respects of all meetings and other corporate actions held or taken of its shareholders and the CNB Board (including committees thereof) through the date hereof.

(b)          CNB Capital Stock. The authorized capital stock of CNB consists solely of 10,000,000 shares of CNB Common Stock, of which 1,440,727 shares are issued and outstanding as of October 27, 2017, and 1,000,000 shares of CNB preferred stock, of which no shares are issued and outstanding as of the date hereof. The outstanding shares of CNB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CNB Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the CNB Disclosure Schedule sets forth (i) for each CNB Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CNB Common Stock subject to each option, the number of shares of CNB Common Stock subject to options that are currently exercisable and the exercise price per share and (ii) for each CNB Warrant, the name of the registered warrant holder, the number of shares of CNB Common Stock subject to each CNB Warrant and the exercise price per share. Except as set forth in this Section 5.03(b) or in Section 5.03(b) of the CNB Disclosure Schedule, there are no shares of CNB Common Stock or CNB preferred stock reserved for issuance, CNB does not have any Rights issued or outstanding with respect to CNB Common Stock and CNB does not have any commitment to authorize, issue or sell any CNB Common Stock, CNB preferred stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of CNB may vote are outstanding.

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(c)         Deposit Insurance; Deposits.

(i)          The deposit accounts of CNB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and CNB has timely paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(ii)         Except as set forth in Section 5.03(c)(ii) of the CNB Disclosure Schedule, as of the date of this Agreement none of CNB’s deposits are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

(d)         Corporate Power. CNB has the corporate power and authority to carry on its business as it is now being conducted, to own all its properties and assets and to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of CNB’s shareholders of this Agreement and the consummation of the Transaction.

(e)         Corporate Authority; Board Recommendation.

(i)          Subject to the required approval of this Agreement by the holders of the outstanding CNB Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of CNB and the CNB Board. CNB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by OPNB and OPOF, this Agreement is a valid and legally binding obligation of CNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)         The CNB Board, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the Transaction, including the Merger and the Support and Non-Competition Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders of CNB and (ii) resolved to recommend that the holders of the shares of CNB Common Stock approve this Agreement and the Merger.

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(f)          Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CNB in connection with the execution, delivery or performance by CNB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the Virginia Bureau of Financial Institutions and the OCC, and other Governmental Authorities, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CNB Common Stock and the issuance of OPOF Common Stock in the Merger, (C) the issuance of a Certification of Merger by the OCC and filings related thereto, and (D) the required approval of this Agreement by the holders of CNB Common Stock. As of the date hereof, CNB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)         Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by CNB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CNB or to which CNB or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CNB Articles or CNB Bylaws, or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)          Financial Statements; Undisclosed Liabilities.

(i)          CNB has previously delivered or made available to OPOF and OPNB accurate and complete copies of the CNB Financial Statements which, in the case of the balance sheets of CNB as of December 31, 2016 and 2015 and the statements of operations, comprehensive income, changes in shareholders’ equity and cash flows of CNB for the years ended December 31, 2016 and 2015, are accompanied by the audit report of Yount, Hyde & Barbour, P.C. The CNB Financial Statements fairly present or will fairly present, as the case may be, the financial condition of CNB as of the respective dates set forth therein, and the results of operations, changes in stockholders’ equity and cash flows of CNB for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP, except in each case as may be noted therein.

(ii)         The CNB Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP, except as stated therein. The audits of CNB have been conducted in accordance with generally accepted auditing standards of the United States of America.

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(iii)        Since December 31, 2016, CNB has not incurred any liability other than in the ordinary course of business consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iv)        Since December 31, 2016, (A) CNB has conducted its businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CNB.

(v)         Except for mortgage loans and participations CNB has entered into the ordinary course of business, no agreement pursuant to which any Loans or other assets have been or shall be sold by CNB entitles the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by CNB, to cause CNB to repurchase such Loans or other assets or the buyer to pursue any other form of recourse against CNB. Since December 31, 2016, no cash, stock or other dividend or any other distribution with respect to the capital stock of CNB has been declared, set aside or paid. In addition, no shares of capital stock of CNB have been purchased, redeemed or otherwise acquired, directly or indirectly, by CNB since December 31, 2016, and no agreements have been made to do the foregoing.

(vi)        CNB maintains a system of internal accounting controls sufficient to provide reasonable assurances that all material information concerning CNB is made known on a timely basis to permit the preparation of the CNB Financial Statements and any public disclosure documents relating to CNB.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against CNB and, to CNB’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to CNB’s Knowledge, there are no facts that could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither CNB nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction.

(i)          Regulatory Matters.

(i)          CNB has duly filed with the appropriate Governmental Authorities in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. To the Knowledge of CNB, since its last regulatory examination of Community Reinvestment Act compliance, CNB has not received any complaints as to Community Reinvestment Act compliance.

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(ii)         Neither CNB nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority. CNB has paid all assessments made or imposed by any Governmental Authority.

(iii)        CNB has not been advised by nor, to CNB’s Knowledge, are there any facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)          Compliance With Laws. CNB:

(i)          is and at all times since December 31, 2013 has been in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable to its business or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CNB related to customer data, privacy and security;

(ii)         has and at all times since December 31, 2013 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to CNB’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)        has received no notification or communication from any Governmental Authority (A) asserting that CNB is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CNB’s Knowledge, do any grounds for any of the foregoing exist).

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(k)          Material Contracts; Defaults.

(i)          Set forth in Section 5.03(k)(i) of the CNB Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that CNB is a party to, bound by or subject to (collectively, “Material Contracts”), (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of CNB or other Person to indemnification from CNB, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $20,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of CNB, (H) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practices, (I) which provides for the payment by CNB of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by CNB, (K) which materially restricts the conduct of any business by CNB or limits the freedom of CNB to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires CNB to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (L) which is with respect to, or otherwise commits CNB to do, any of the foregoing.

(ii)         Each Material Contract is valid and binding on CNB and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of CNB, is valid and binding on the other parties thereto. CNB is not, and to the Knowledge of CNB, no other party thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by CNB is currently outstanding.

(iii)        Section 5.03(k)(iii) of the CNB Disclosure Schedule sets forth a schedule of all executive officers and directors of CNB who have outstanding loans from CNB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)          No Brokers. Except for an agreement with Performance Trust Capital Partners, LLC, no action has been taken by CNB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

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(m)          Employee Benefit Plans.

(i)          All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of CNB (the “Employees”) and current or former directors or independent contractors of CNB including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, split dollar, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(m)(i) of the CNB Disclosure Schedule. CNB does not maintain, and never has maintained, (i) any tax-qualified defined benefit pension plan subject to Title IV of ERISA or (ii) any Benefit Plans covering foreign Employees. True and complete copies of the following have been provided or made available to OPOF and OPNB: (A) all Benefit Plan documents including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the two (2) most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103 of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code or, if applicable, prototype opinion or advisory letter issued to the plan document provider of the plan or prototype or volume submitter plan document; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (I) any Form 5310 or Form 5330 filed with the IRS; (J) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (K) any correction documents filed with or drafted pursuant to the IRS Employee Plans Compliance Resolution System or DOL Voluntary Fiduciary Correction Program within the last three (3) years; and (L) any other material correspondence with a Governmental Authority with respect to a Benefit Plan within the last three (3) years.

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(ii)         Each Benefit Plan has been established, operated and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, any regulations or rules promulgated thereunder, and any other applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained, and all filings, disclosures and notices required by applicable law with respect to each Benefit Plan have been timely made. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS (including a determination that the related trust under such Benefit Plan is exempt from tax under Section 501(a) of the Code) or, if CNB uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, is entitled to rely upon the IRS opinion or advisory letter issued to the sponsors of the prototype or volume submitter plan documents, and to CNB’s Knowledge, there are no circumstances that could adversely affect such qualification or that are likely to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. CNB has not received any correspondence or written or verbal notice from the PBGC, the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to CNB’s Knowledge, threatened legal action, suit or claim relating to the Benefit Plans other than routine claims for benefits. To CNB’s Knowledge, CNB has not engaged in a transaction, or omitted to take any action, with respect to any Benefit Plan or Pension Plan that could subject CNB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or could subject CNB to claims of a breach of fiduciary duty under ERISA or applicable laws. There are no matters pending before the PBGC, the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. Since December 31, 2013, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)        There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)        All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the CNB Financial Statements. There are no written personnel policies or employee handbooks applicable to Employees other than those set forth on Section 5.03(m)(i) of the CNB Disclosure Schedule. Complete and correct copies of such written personnel policies and employee handbooks have heretofore been delivered to OPOF.

(v)         Except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, CNB has no obligations for retiree health and life benefits or other retiree death benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality (collectively, “COBRA”). Except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, CNB has no obligation to pay any portion of the cost of COBRA for any employee or other COBRA qualified beneficiary. Except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, CNB may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder, and, except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, there has been no communication to Employees by CNB that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis. No event or condition exists with respect to a Benefit Plan that could subject CNB to a material tax under Section 4980B of the Code. Except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, with respect to any Benefit Plan that provides medical, health, life insurance or other, similar benefits, (i) no such Benefit Plan provides benefits beyond termination of employment or retirement other than coverage mandated by statute, and (ii) claims under each such Benefit Plan (A) are subject to contracts of insurance or (B) are subject to contracts with one (1) or more health maintenance organizations, in the case of each of (A) and (B) pursuant to which one (1) or more entities other than CNB bear the liability for such claims.

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(vi)        Except as provided in Section 5.03(m)(vi) of the CNB Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will, directly or indirectly, (A) entitle any Employees or any current or former director or independent contractor of CNB to any payment or any increase in any payment upon any termination of employment, whether before or after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in the triggering or imposition of any restrictions or limitations on the right of OPNB or OPOF to cause any such Benefit Plan to be amended or terminated (or result in any adverse consequences for doing so), (D) result in any breach or violation of, or a default under, any of the Benefit Plans, (E) result in any payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or require any gross up payment for taxes imposed under Section 4999 of the Code, or (F) result in any payment or portion of any payment that would not be deductible by CNB, OPNB or OPOF under Section 162(m) of the Code when paid.

(vii)       All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, DOL Form M-1 and summary plan descriptions, as and if applicable) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax and other filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid. No issues have been raised by relevant taxing, labor or securities authorities in connection with any of the filings made, nor has a request for audit or review of any such filings been received or, to CNB’s Knowledge, is any such request pending.

(viii)      CNB has previously delivered to OPOF its preliminary estimate and analysis as to whether any amounts paid or payable to Jeffrey H. Noblin, Elizabeth T. Beale, and Richard Craig Baker (whether in cash, in property, or in the form of benefits) in connection with the Transaction contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, and to its Knowledge and subject to the assumptions and methods described or set forth in those materials, such estimates are true, correct, and complete. With respect to individuals other than Jeffrey H. Noblin, Elizabeth T. Beale, and Richard Craig Baker, CNB is not required to make any payments or provide any benefits that, to its Knowledge, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

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(ix)         No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a multiple employer plan within the meaning of Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA.

(x)          CNB has not made any agreement, taken any action or omitted to take any action, with respect to or as part of any Benefit Plan that is an operational or document failure under Section 409A of the Code or that would reasonably be expected to subject CNB to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to CNB under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the Transaction (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), CNB will not be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to CNB under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(xi)         Each Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5001(b)(1) has been operated at all times in material compliance with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules, (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder, (iv) the provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, and (v) all other applicable Laws.

(xii)        All service providers to CNB have been properly characterized as employees or independent contractors, and CNB has properly reported all payments of compensation or, under Code Section 3121(v)(2), the right to receive deferred compensation on the applicable Forms W-2 or 1099.  CNB does not have any obligations to provide benefits to any service provider characterized as independent contractors under the Benefit Plans.

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(n)          Labor Matters. CNB is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CNB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving CNB pending or, to CNB’s Knowledge, threatened, nor, to CNB’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. CNB has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.

(o)          Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on CNB of any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of CNB, threatened against CNB. To the Knowledge of CNB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation on CNB. CNB is and has been in compliance in all respects with applicable Environmental Laws. To CNB’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by CNB, or any property in which CNB has held a security interest, Lien or a fiduciary or management role (“CNB Loan Property”), has been contaminated with, or has had any Release of, any Hazardous Substance. CNB could not be deemed the owner or operator of, and has not participated in the management regarding Hazardous Substances of, any CNB Loan Property that has been contaminated with, or has had any Release of, any Hazardous Substance. CNB does not have any liability for any Hazardous Substance Release, disposal or contamination on any third party property. CNB does not or, to CNB’s Knowledge, no Person whose liability CNB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law. CNB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. Except as set forth in Section 5.03(o) of the CNB Disclosure Schedule, to CNB’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving CNB, any currently or formerly owned or operated property, any CNB Loan Property, or, to CNB’s Knowledge, any Person whose liability CNB has assumed whether contractually or by operation of law, that could reasonably be expected to result in any obligation, claims, liability or investigations against CNB, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CNB Loan Property. Set forth in Section 5.03(o) of the CNB Disclosure Schedule are true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to CNB and any currently or formerly owned or operated property.

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(p)          Tax Matters.

(i)          (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within that to file which have not expired) by or with respect to the CNB Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be correct and complete in all respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the CNB Group and that have due dates on or before the Effective Date have been or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or any other taxing authority and have disclosed all positions taken that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, (E) the CNB Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (F) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (G) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (H) no member of the CNB Group has extended or waived any statutes of limitation with respect to any Taxes of CNB. There are no Liens for Taxes upon the assets of CNB, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim, assessment, notice of deficiency or proposed Tax adjustment has ever been made by or written notice indicating an intent to open an audit or other review or request relating to Tax matters has been received from any Governmental Authority in a jurisdiction where CNB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no director or officer (or employee responsible for Tax matters) of the CNB Group expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither the CNB Group nor any of its members is the beneficiary of any extension of time within which to file any Tax Return.

(ii)         CNB has made available to OPOF and OPNB true and complete copies of the United States federal and state income Tax Returns filed by CNB and each member of the CNB Group for each of the three most recent fiscal years for which such returns have been filed. CNB has made available to OPOF and OPNB the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by the CNB Group. There is currently no limitation on the use of the Tax attributes of the CNB Group under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign tax law); provided that CNB makes no representation or warranty regarding whether any such limitation will result from the transactions contemplated by this Agreement.

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(iii)        Neither CNB nor any other member of the CNB Group has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by the CNB Financial Statements in excess of the amounts accrued or subject to a reserve for Tax liability (rather than any reserve for timing differences between book and Tax income) with respect thereto that are reflected in the CNB Financial Statements and do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the CNB Group in filing their Tax Returns. Since the date of the most recent CNB Financial Statements the CNB Group has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(iv)        Neither CNB nor any other member of the CNB Group is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is not and has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was CNB) and, to the Knowledge of CNB, has no liability for Taxes of any Person (other than a member of the CNB Group) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the CNB Group) as a transferee or successor, by contract or otherwise.

(v)         No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the CNB Group and no such agreement or ruling has been applied for and is currently pending.

(vi)        The CNB Group does not maintain any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws) or which would be subject to an excise tax under Section 280G or 409A of the Code and the regulations issued thereunder (or any similar provision of state or local laws).

(vii)       (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that any member of the CNB Group is or was required by law to withhold, collect or deposit in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, customer, stockholder or other third party have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

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(viii)      Neither CNB nor any other member of the CNB Group has been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix)         OPOF will not on account of an action taken by CNB or the CNB Group prior to the Effective Date be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) the use of an improper method of accounting for a Tax period ending on or prior to the Effective Date, (iii) any “closing agreement “ described in Section 7121 of the Code or any analogous provision of state, local or foreign law executed on or prior to the Effective Date, (iv) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (v) a prepaid amount received, or paid, prior to the Effective Date, (vi) an election under Section 108(i) of the Code or (vii) deferred intercompany gains or losses, intercompany items or similar items or excess loss account described in Treasury regulations under Section 1502 of the Code or any analogous provision of state, local or foreign law arising prior to the Effective Date.

(x)          No member of the CNB Group has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xi)         No member of the CNB Group has and each has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and no member of the CNB Group has not engaged in a trade or business within, or derived any income from, any foreign country.

(xii)        CNB has obtained and maintains on file a Form W-9 or the appropriate Form W-8 with respect to each of its depositors or other account holders, bondholders and shareholders and is in full compliance with all reporting, record keeping and due diligence requirements under the Foreign Account Tax Compliance Act and all of the rules and regulations promulgated thereunder.

(xiii)       CNB is not currently and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiv)      No member of the CNB Group has taken any action or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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(q)         Risk Management Instruments.

(i)          CNB is not a party and has not agreed to enter into any Derivatives Contract.

(ii)         “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any CNB Options or CNB Warrants.

(r)         Loans; Nonperforming and Classified Assets.

(i)          Each Loan on the books and records of CNB was made and has been serviced in all respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all respects by appropriate and sufficient documentation and, to the Knowledge of CNB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)         Set forth in Section 5.03(r)(ii) of the CNB Disclosure Schedule, as to CNB as of September 30, 2017 are: (A) any written or, to CNB’s Knowledge, oral Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to CNB’s Knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by CNB or an applicable Governmental Authority (it being understood that no representation is being made that the OCC would agree with the loan classifications established by CNB); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or 5% or greater shareholder of CNB, or to the best Knowledge of CNB, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)          Properties. All real and personal property owned by CNB or presently used by it in its business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with past practices. CNB has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the balance sheet of CNB as of December 31, 2016, or acquired after such date, other than properties sold by CNB in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practices and (iii) as reflected on the balance sheet of CNB as of December 31, 2016. All real and personal property that is used in CNB’s business and leased or licensed by CNB is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

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(t)          Intellectual Property. CNB owns or possesses valid and binding licenses and other rights to use without payment of any amount all patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all Liens, and CNB has not received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others. To the Knowledge of CNB, the operation of the business of CNB does not infringe or violate the intellectual property of any third party. CNB has performed in all respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u)          [Reserved.]

(v)         Books and Records. The books and records of CNB have been fully, properly and accurately maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CNB.

(w)          Insurance. Set forth in Section 5.03(w) of the CNB Disclosure Schedule is a list of all insurance policies or bonds currently maintained by CNB (“Insurance Policies”). CNB is insured with reputable insurers against such risks and in such amounts as the management of CNB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, CNB is not in default thereunder, and all claims thereunder have been filed in due and timely fashion.

(x)          Allowance For Loan Losses. CNB’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with CNB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. CNB has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to CNB’s allowance for loan losses since December 31, 2013.

(y)          Transactions With Affiliates. All “covered transactions” between CNB and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(z)          Required Vote; Antitakeover Provisions.

(i)          The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of CNB Common Stock is necessary to approve this Agreement on behalf of CNB. No other vote of the shareholders of CNB is required by law, the CNB Articles, the CNB Bylaws or otherwise to approve this Agreement.

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(ii)         No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the VSCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the CNB Articles and CNB Bylaws), apply or will apply to this Agreement or the Transaction.

(aa)         Fairness Opinion. The CNB Board has received the opinion of Performance Trust Capital Partners, LLC to the effect that as of the date hereof the Merger Consideration is fair to the holders of CNB Common Stock from a financial point of view.

(bb)         Transactions in Securities. Neither CNB, nor to CNB’s Knowledge, (a) any director or executive officer of CNB, (b) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold or caused to be purchased or sold, any shares of CNB Common Stock or other securities issued by CNB, (i) during any period when CNB was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(cc)         Information Systems and Security.

(i)          CNB, and to CNB’s Knowledge each third-party vendor to it, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of CNB (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To CNB’s Knowledge it has not suffered a material security incident or material breach with respect to its data or Computer Systems any part of which occurred since December 31, 2013.

(ii)         To CNB’s Knowledge, its Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. CNB has not experienced since December 31, 2013 any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. CNB has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

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(dd)         Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(ee)         Support and Non-Competition Agreements. All of the directors of CNB have entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Annex A.

5.04.	Representations and Warranties of OPOF and OPNB.

Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, OPOF and OPNB hereby represent and warrant to CNB as follows:

(a)          Organization, Standing and Authority. OPOF is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. OPOF is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. OPOF has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)          OPOF Capital Stock.

(i)          The authorized capital stock of OPOF consists solely of 10,000,000 shares of OPOF Common Stock, of which 5,018,678 shares were issued and outstanding as of the close of business on October 27, 2017. The outstanding shares of OPOF Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of OPOF Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof and except as disclosed on Section 5.04(b) of the OPOF Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock of OPOF, except for shares of OPOF Common Stock issuable pursuant to the OPOF Benefit Plans and by virtue of this Agreement.

(ii)         The shares of OPOF Common Stock to be issued in exchange for shares of CNB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(iii)        The copies of the OPOF Articles and OPOF Bylaws that have previously been made available to CNB are true, complete and correct copies of such documents as in effect on the date of this Agreement.

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(c)          OPNB.

(i)          OPNB is duly organized and validly existing as a national banking association under the laws of the United States of America, its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law and OPNB has timely paid all deposit insurance premiums and assessments required by applicable laws and regulations. OPNB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. OPNB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(ii) (A) OPOF owns, directly or indirectly, all the issued and outstanding equity securities of OPNB, (B) no equity securities of OPNB are or may become required to be issued (other than to OPOF) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which OPNB is or may be bound to sell or otherwise transfer any of its equity securities (other than to OPOF or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings or arrangements relating to OPOF’s right to vote or to dispose of such securities.

(iii) The copies of the OPNB Articles and OPNB Bylaws that have previously been made available to CNB are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(d)          Corporate Power. Each of OPOF and OPNB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. OPOF has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause OPNB to execute, deliver and perform its obligations under this Agreement and consummate the Merger, and OPNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and consummate the Merger, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.

(e)          Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of OPOF, the OPOF Board, OPNB and the board of directors of OPNB, as applicable. This Agreement has been duly executed and delivered by OPOF and OPNB and, assuming due authorization, execution and delivery by CNB, this Agreement is a valid and legally binding obligation of OPOF and OPNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(f)          Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by OPOF or any of its Subsidiaries in connection with the execution, delivery or performance by OPOF and OPNB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the Virginia Bureau of Financial Institutions and the OCC, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CNB Common Stock and the issuance of OPOF Common Stock in the Merger, (C) the approval of the listing on NASDAQ of the OPOF Common Stock to be issued in the Merger and (D) the issuance of a Certification of Merger by the OCC and filings related thereto. As of the date hereof, OPNB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b)will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)         Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by OPOF and OPNB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of OPOF or of any of its Subsidiaries or to which OPOF or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of OPOF or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)          Financial Reports and Securities Documents; Material Adverse Effect.

(i)          OPOF’s Annual Report on Form 10-K for the year ended December 31, 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2015 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, OPOF’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of OPOF and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of OPOF and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

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(ii)         Since December 31, 2016, (A) OPOF and OPNB have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) OPOF and OPNB have not taken or permitted any of the actions set forth in Section 4.02 hereof between December 31, 2016 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to OPOF.

(iii)        OPOF maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to OPOF is made known on a timely basis to the individuals responsible for the preparation of OPOF’s Securities Documents.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against OPOF or its Subsidiaries and, to OPOF’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither OPOF nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions.

(i)          No Brokers. No action has been taken by OPOF or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(j)          Tax Matters.

(i)          (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within that to file which have not expired) by or with respect to OPOF and OPNB have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be correct and complete in all respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on OPOF and OPNB and that have due dates on or before the Effective Date have been or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or any other taxing authority and have disclosed all positions taken that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, (E) OPOF and OPNB have not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (F) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (G) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (H) neither OPOF nor OPNB has extended or waived any statutes of limitation with respect to any Taxes. There are no Liens for Taxes upon the assets of OPOF and OPNB, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim, assessment, notice of deficiency or proposed Tax adjustment has ever been made by or written notice indicating an intent to open an audit or other review or request relating to Tax matters has been received from any Governmental Authority in a jurisdiction where OPOF and OPNB do not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no director or officer (or employee responsible for Tax matters) of OPOF or OPNB expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither OPOF nor OPNB is the beneficiary of any extension of time within which to file any Tax Return.

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(ii)         Neither OPOF nor any other member of the OPOF Group has been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(iii)        No member of the OPOF Group has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(k)          Regulatory Matters.

(i)          OPOF and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. To the Knowledge of OPOF, since its last regulatory examination of Community Reinvestment Act compliance, OPNB has not received any complaints as to Community Reinvestment Act compliance.

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(ii)         Neither OPOF nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority. Since December 31, 2015, OPOF and its Subsidiaries have timely paid all assessments made or imposed by any Governmental Authority.

(iii)        Neither OPOF nor any of its Subsidiaries has been advised by and, to the Knowledge of OPOF, there are no facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l)          Compliance With Laws. Each of OPOF and OPNB:

(i)          is and at all times since December 31, 2013 has been in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of OPOF and OPNB related to customer data, privacy and security;

(ii)         has and at all times since December 31, 2013 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to OPOF’s Knowledge, no suspension or cancellation of any of them is threatened;

(iii)        has received no notification or communication from any Governmental Authority (A) asserting that OPOF or OPNB is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to OPOF’s Knowledge, do any grounds for any of the foregoing exist); and

(iv)        is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

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(m)          Allowance for Loan Losses. OPOF’s allowance for loan losses is, and shall be as of the Effective Time, in compliance with OPOF’s existing methodology for determining the adequacy of its allowance for loan losses, as well as the standards established by GAAP and is and shall be adequate under all such standards. OPOF has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to OPOF’s allowance for loan losses since December 31, 2015.

(n)          Financial Ability. On the Effective Date and through the date of payment of the Merger Consideration by OPOF, OPOF will have all funds necessary to consummate the Merger and pay the aggregate cash component of the Merger Consideration to holders of CNB Common Stock pursuant to Article III hereof.

(o)          Ownership of CNB Common Stock. None of OPOF or any of its Subsidiaries, or to OPOF’s Knowledge, any of its other affiliates (as such term is defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement (other than this Agreement and the Support and Non-Competition Agreements), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of CNB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(p)          Board Approval. The OPOF Board and the OPNB Board, in each case at a meeting duly called and held and at which a quorum was present and acting throughout, each has by a vote of the directors present determined that this Agreement and the Transaction, including the Merger, taken together, are fair to and in the best interests of its shareholders and approved this Agreement. Approval by OPOF’s shareholders is not required for it to perform its obligations under this Agreement.

(q)          Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(r)          Employee Benefit Plans.

(i)          All of the OPOF Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and OPOF and OPNB have administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, an “OPOF Benefit Plan” means an employee benefit plan and program of OPOF and its Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors.

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(ii)         Each OPOF Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination, opinion or advisory letter (based on Internal Revenue Service permitted determination, opinion or advisory request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination, opinion or advisory letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination, opinion or advisory request procedures).

(s)          Insurance. OPOF is insured with reputable insurers against such risks and in such amounts as the management of OPOF reasonably has determined to be prudent in accordance with industry practices. All of OPOF’s insurance policies are in full force and effect, OPOF is not in default thereunder, and all claims thereunder have been filed in due and timely fashion

(t)          Information Systems and Security.

(i)          OPOF, and to OPOF’s Knowledge each third-party vendor to it, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through its Computer Systems, and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To OPOF’s knowledge it has not suffered a material security incident or material breach with respect to its data or Computer Systems any part of which occurred since December 31, 2013.

(ii)         To OPOF’s Knowledge, its Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. OPOF has not experienced since December 31, 2013 any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. OPOF and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

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ARTICLE VI
COVENANTS

6.01.	Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, each of CNB, OPOF and OPNB agrees to use its reasonable best efforts in good faith, and, with respect to OPOF and OPNB, to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02.	Shareholder Approval.

(a)          CNB agrees to take, in accordance with applicable law and the CNB Articles and the CNB Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval of this Agreement, the Merger and any other matters required to be approved by CNB’s shareholders for consummation of the Transaction (including any adjournment, the “CNB Meeting”). Once the CNB Meeting has been called and noticed, CNB shall not postpone or adjourn the CNB Meeting without the consent of OPOF, provided that if CNB is acting in good faith and in compliance with its obligations under this Section 6.02(a), CNB may postpone or adjourn the CNB Meeting: (i) with the consent of OPOF; (ii) for the absence of a quorum; (iii) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus (as defined herein) is provided to the shareholders of CNB within a reasonable period of time in advance of the CNB Meeting; (iv) to allow reasonable additional time to solicit additional proxies as necessary to obtain the approval of this Agreement; or (v) if required by applicable law. Except with the prior written consent of OPOF, no other matters shall be submitted for the approval of the CNB shareholders at the CNB Meeting. Subject to Section 6.02(b), the CNB Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action and use reasonable best efforts to solicit such approval by CNB’s shareholders and shall not (A) fail to call, give notice of, convene or hold the CNB Meeting, (B) withdraw, modify or qualify in any manner adverse to OPOF such recommendation or (C) take such other action or make any other public statement in connection with the CNB Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). In addition to the foregoing, CNB shall not submit to the vote of its shareholders any Acquisition Proposal with respect to a transaction other than the Merger while this Agreement is in effect.

(b)          Notwithstanding the foregoing, CNB and the CNB Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)          CNB shall have complied in all respects with Section 6.07;

(ii)         the CNB Board, after consulting with its outside counsel, shall have determined in good faith that failure to pursue a Superior Proposal would result in a violation of its fiduciary duties under applicable law; and

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(iii)        if the CNB Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the CNB Board shall have concluded in good faith, after giving effect to all of the adjustments that may be offered by OPOF pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) CNB shall notify OPOF at least five (5) Business Days in advance of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to OPOF a detailed summary of all material terms of such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, CNB shall, and shall cause its financial and legal advisors to, during the period following CNB’s delivery of the notice referred to in clause (B) above, negotiate with OPOF in good faith for a period of up to five (5) Business Days (to the extent OPOF desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03.	Registration Statement.

(a)          OPOF agrees to prepare and file with the SEC a Registration Statement on Form S-4 or other applicable form (the “Registration Statement”) in connection with the issuance of OPOF Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of CNB and OPOF constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). CNB shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for such documents, and CNB, and its legal, financial and accounting advisors, shall have the right to review, comment upon and consult with OPOF and its counsel prior to the filing of such Registration Statement, and all supplements and amendments thereto, prior to its or their filing. CNB agrees to cooperate with OPOF and OPOF’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Provided that CNB has cooperated as described above, OPOF agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of CNB and OPOF agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. OPOF also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)          Each of CNB and OPOF agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto shall, at the date(s) of mailing to CNB’s shareholders and at the time of the CNB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which such Proxy Statement/Prospectus is or is to be used, not misleading. Each of CNB and OPOF further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, as applicable, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus, as applicable.

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(c)          OPOF agrees to advise CNB, promptly after OPOF receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of OPOF Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent OPOF is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or any request by the SEC for additional information.

(d)          After the Registration Statement is declared effective under the Securities Act, CNB shall promptly mail the Proxy Statement/Prospectus to its shareholders. The expense of printing and mailing such materials shall be borne by CNB.

6.04.	Regulatory Filings.

(a)          OPOF shall use its reasonable best efforts, and CNB shall cooperate with OPOF, to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction. Any initial filings with Governmental Authorities shall be made by OPOF as soon as reasonably practicable after the execution hereof. Each of OPOF and CNB shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

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(b)          Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if any), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05.	Public Announcements.

CNB and OPOF shall consult with each other before issuing any press release or other material public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such material public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or NASDAQ. CNB and OPOF shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06.	Access; Information.

(a)          OPOF, OPNB and CNB agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Benefit Plan, payroll, employee records, Tax Returns and work papers of independent auditors (which each party shall use its reasonable best efforts to obtain from its independent auditors)), systems, properties, personnel and advisors of each party and to such other information relating to such party as the other party may reasonably request and, during such period, each party shall furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of the party as the other party may reasonably request.

(b)           The recipient of any confidential information furnished to it pursuant to this Section 6.06 (i) shall protect and safeguard the confidentiality of such confidential information with at least the same degree of care as the recipient would use to protect its own confidential information, but in no event with less than a commercially reasonable degree of care, and (ii) shall not use such confidential information, or permit such confidential information to be used, for any purpose other than to evaluate the financial condition, operations, business and related matters of the disclosing party.

(c)          No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

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6.07.	Acquisition Proposals.

(a)          CNB agrees that it shall, and shall direct and cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined herein), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of CNB thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction, if necessary. From the date of this Agreement through the Effective Time, CNB shall not, and shall cause its directors, officers or employees or any Representative retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than OPOF or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the CNB Meeting, if the CNB Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CNB Board’s fiduciary duties under applicable law, CNB may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the CNB Board determines in good faith is likely to constitute a Superior Proposal, subject to providing prior written notice of its decision to take such action to OPOF at least one (1) Business Day prior to such decision and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (A) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by CNB after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the confidentiality agreement dated June 6, 2017 executed and delivered by OPOF are to OPOF (the “Confidentiality Agreement”), and (B) participate in discussions or negotiations regarding such a Superior Proposal.

(b)          For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets or deposits of CNB taken as a whole, (ii) direct or indirect acquisition or purchase of any class of Equity Securities representing 25% or more of the voting power of CNB, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of Equity Securities of CNB or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CNB, other than the Transaction.

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(c)          For purposes of this Agreement, the term “Superior Proposal” means an unsolicited Acquisition Proposal (for this purpose, substituting “50%” for each reference to “25%” in the definition of Acquisition Proposal) that was received and considered in compliance with this Section 6.07 and that would, if consummated, result in a transaction that is more favorable to CNB’s shareholders from a financial point of view than the Merger, as determined by the CNB Board in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood of consummation), and consulting with CNB’s financial advisor (which shall be a nationally recognized investment banking firm and which, the parties acknowledge and agree, includes Performance Trust Capital Partners, LLC) and outside counsel.

(d)          In addition to the obligations of CNB set forth in Section 6.07(a), CNB shall within one (1) Business Day advise OPOF orally and in writing of its receipt of any Acquisition Proposal (or any inquiry that could reasonably lead to an Acquisition Proposal) and keep OPOF informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to OPOF all materials provided to or made available to any third party pursuant to this Section 6.07 that were not previously provided to OPOF.

(e)          CNB agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of CNB shall be deemed a breach of this Section 6.07 by CNB.

6.08.	NASDAQ Listing.

OPOF agrees to use its reasonable best efforts to obtain, prior to the Effective Date, approval subject to notice of official issuance to list on the NASDAQ the shares of OPOF Common Stock to be issued in connection with the Merger.

6.09.	Indemnification.

(a)          From and after the Effective Time through the sixth anniversary of the Effective Time, OPOF (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of CNB determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CNB or is or was serving at the request of CNB as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the CNB Articles and the CNB Bylaws, as applicable, or any agreement, arrangement or understanding that is set forth in Section 6.09(a) of the CNB Disclosure Schedule, in each case as in effect on the date hereof.

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(b)          Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel that is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)          CNB shall cause the persons who served as directors or officers of CNB to be covered by prepaid directors’ and officers’ liability insurance policies. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time; provided, however, that in no event shall CNB expend, in order to maintain or provide insurance coverage pursuant to this Section 6.09(c), an aggregate amount in excess of 250% of the annual premium paid by CNB as of the date hereof for such insurance (“Maximum Insurance Amount”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Maximum Insurance Amount, CNB shall obtain the most advantageous coverage obtainable for an amount not exceeding the Maximum Insurance Amount.

(d)          If OPOF or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of OPOF shall assume the obligations set forth in this Section 6.09.

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6.10.	Benefit Plans.

(a)          As soon as administratively practicable after the Effective Time, and except as specifically provided in Section 6.10(c) and 6.10(d), OPOF shall take all reasonable action so that employees of CNB who are employed with OPOF or its Subsidiaries on or after the Effective Time (“CNB Continuing Employees”) shall be entitled to participate in each OPOF Benefit Plan to the same extent as similarly-situated employees of OPOF and its Subsidiaries (it being understood that inclusion of the CNB Continuing Employees in the OPOF Benefit Plans may occur at different times with respect to different plans); provided that coverage shall be continued under the corresponding Benefit Plans of CNB until such CNB Continuing Employees are permitted to participate in the OPOF Benefit Plans; and provided, however, that nothing contained herein shall require OPOF or any of its Subsidiaries to make any grants to any CNB Continuing Employee under any discretionary equity compensation plan of OPOF. OPOF shall, to the extent permitted by applicable law, cause OPOF Benefit Plan in which CNB Continuing Employees are eligible to participate to treat service of such employees with CNB as service with OPOF or OPNB under the OPOF Benefit Plans, for purposes of (i) determining eligibility to participate, (ii) vesting of benefits, and (iii) calculation of vacation benefits and paid time off; provided, however, that such service shall not be so treated for purposes of accrual of pension benefits or to the extent that such treatment would result in a duplication of benefits.

(b)          At such time as CNB Continuing Employees become eligible to participate in a medical, health or dental plan of OPOF or its Subsidiaries, OPOF shall, to the extent permitted by the terms of the relevant plan and applicable law, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of OPOF, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(c)          At or prior to the Effective Time, CNB shall cease contributions to and terminate the 401(k) plan sponsored by CNB (the “CNB 401(k) Plan”), subject to the consummation of the transactions contemplated by this Agreement, and shall (i) adopt written resolutions (a copy of which shall be delivered to OPOF and OPNB at the Closing) to terminate the CNB 401(k) Plan and fully vest all participants in their benefits thereunder, such termination and vesting to be effective as of the day immediately prior to the Effective Time; and (ii) deliver to OPOF and OPNB, prior to the Closing, notice of the CNB 401(k) Plan termination. OPOF and OPNB reserve the right to suspend the distribution of benefits from the CNB 401(k) Plan until the receipt of a favorable determination letter from the IRS with respect to the termination of the CNB 401(k) Plan. The CNB Continuing Employees shall be eligible to participate, effective as of the Effective Date, in a 401(k) plan sponsored or maintained by OPOF or one of its Subsidiaries (the “OPOF 401(k) Plan”). OPOF, OPNB and CNB shall take any and all actions as may be required, including amendments to the CNB 401(k) Plan and/or OPOF 401(k) Plan, to permit each CNB Continuing Employee who is a participant in the CNB 401(k) Plan to be eligible to commence participation in the OPOF 401(k) Plan as of the Effective Date, make in-kind rollover contributions to the OPOF 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributable to such CNB Continuing Employee from the CNB 401(k) Plan, and accept rollovers of any plan loans.

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(d)          Upon the request of OPOF at least five (5) days prior to the Effective Time, CNB shall use reasonable efforts to amend, freeze or terminate any of CNB’s Benefit Plans prior to the Effective Date or as of the Effective Time, subject to consummation of the transactions contemplated by this Agreement, and with regard to any group medical, dental, life or disability plan so terminated, subject to eligibility for participation of the CNB Continuing Employees in a comparable plan of OPOF or OPNB as of the Effective Time.

(e)          At least thirty (30) days prior to the Effective Time, OPOF may request that CNB terminate and liquidate any of the employment agreements of the executives listed on Section 6.10(e) of the CNB Disclosure Schedule. In such event, OPOF agrees to pay to such executives the amounts described on Section 6.10(e) of the CNB Disclosure Schedule. No later than the time of such request, OPOF agrees to provide to CNB the Employment Release (as defined herein) for each such executive whose employment agreement is to be terminated, such Employment Release shall not be signed before immediately prior to the Effective Time, and such executive shall be permitted to consider the Employment Release before signature for any period required by applicable Law. Upon such request from OPOF, CNB shall take all actions necessary to terminate and liquidate any such employment agreements, effective as of the Effective Time and contingent upon the consummation of the Transaction, with the payment of the amounts described in Section 6.10(e) of the CNB Disclosure Schedule to be made no later than the 60th day following the Effective Time, subject to (i) the execution of a release and waiver of claims by the executive in a form mutually acceptable to OPOF, OPNB and CNB (the “Employment Release”) and such Employment Release becoming effective prior to such payment, and (ii) the execution of a separate agreement by any such executive providing that (A) the non-competition and non-solicitation provisions (and related definitions and enforcement provisions) of such executive’s terminated employment agreement shall continue to apply for one year following the Effective Time and (B) the confidentiality provisions of such executive’s terminated employment agreement shall continue to apply as provided therein. In the event OPOF does not request that CNB terminate and liquidate such employment agreements, subject to Sections 6.10(d) and 6.10(f) of this Agreement, at and following the Effective Time, OPOF and the Surviving Bank shall honor and assume, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, such agreements.

(f)          An employee of CNB (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause at or following the Effective Time but on or before the date that is six (6) months from the Effective Time shall be entitled to receive a lump sum payment at the time of termination equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at CNB (with credit for partial years of service), with a minimum payment equal to four (4) weeks of base pay and a maximum payment equal to twenty-six (26) weeks of base pay. OPOF will provide reasonable outplacement services to such employees at no cost to the employees for a period of six (6) months following termination through an outplacement agency selected by OPOF.

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(g)          Each of CNB, OPOF and OPNB acknowledges and agrees that all provisions contained within this Section 6.10 with respect to employees are included for the sole benefit of CNB and OPOF and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with CNB, OPOF, its Subsidiaries or any of their respective affiliates.

6.11.	Notification of Certain Matters.

Each of CNB and OPOF shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12.	Compliance with Law.

Each of OPOF, OPNB and CNB shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or its employees conducting such businesses.

6.13.	Southside Advisory Board.

At or before the Effective Time, OPNB shall take all action necessary to appoint two (2) individuals who are directors of CNB on the date hereof and who are selected by mutual agreement of OPOF, OPNB and CNB to OPNB’s Southside Advisory Board, effective at the Effective Time.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

7.01.	Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a)          Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of CNB Common Stock and by OPOF as the sole shareholder of OPNB.

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(b)          Regulatory Approvals. All regulatory approvals required to consummate the Transaction, including approval by the OCC (i) of the Merger under 12 U.S.C. § 215a and 12 U.S.C. § 1828(c), and (ii) for OPNB to operate the main office of CNB as a branch of the Surviving Bank following the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the OPOF Board reasonably determines in good faith would materially reduce the benefits of the Transaction to such a degree that OPOF would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)          Listing. The shares of OPOF Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.02.	Conditions to Obligation of CNB.

The obligation of CNB to consummate the Merger is also subject to the fulfillment, or written waiver by CNB prior to the Effective Date, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of OPOF and OPNB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CNB shall have received a certificate, dated the Effective Date, signed on behalf of OPOF by the Chief Executive Officer and the Chief Financial Officer of OPOF and OPNB to such effect.

(b)          Performance of Obligations of OPOF and OPNB. OPOF and OPNB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and CNB shall have received a certificate, dated the Effective Date, and signed on behalf of OPOF by the Chief Executive Officer and the Chief Financial Officer of OPOF and OPNB to such effect.

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(c)          Tax Opinion. CNB shall have received the written opinion of Williams Mullen in form and substance reasonably satisfactory to CNB, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of CNB and others, reasonably satisfactory in form and substance to such counsel.

(d)          No Material Adverse Effect. No Material Adverse Effect with respect to OPOF and OPNB shall have occurred.

(e)          Other Actions. OPOF and OPNB shall have furnished CNB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as CNB may reasonably request.

(f)          Employment Agreements. With respect to any employment agreement that OPOF has requested CNB terminate and liquidate pursuant to Section 6.10(e), OPOF shall have provided to the affected executive an executed agreement obligating OPOF to make the payment contemplated by Section 6.10(e), subject to the effectiveness of any Employment Release and any other agreement required thereunder or under such employment agreement, and such agreement shall remain in full force and effect.

7.03.	Conditions to Obligations of OPOF and OPNB.

The obligation of OPOF and OPNB to consummate the Merger is also subject to the fulfillment, or written waiver by OPOF prior to the Effective Date, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of CNB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and OPOF shall have received a certificate, dated the Effective Date, signed on behalf of CNB by the Chief Executive Officer and the Chief Financial Officer of CNB to such effect.

(b)          Performance of Obligations of CNB. CNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and OPOF shall have received a certificate, dated the Effective Date, signed on behalf of CNB by the Chief Executive Officer and the Chief Financial Officer of CNB to such effect.

(c)          No Material Adverse Effect. No Material Adverse Effect with respect to CNB shall have occurred.

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(d)          Tax Opinion. OPOF shall have received the written opinion of Troutman Sanders LLP, in form and substance reasonably satisfactory to OPOF, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of OPOF and others, reasonably satisfactory in form and substance to such counsel.

(e)          Support and Non-Competition Agreements. All of the directors of CNB shall have, concurrently with the execution of this Agreement, entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Annex A, and all such Support and Non-Competition Agreements remain in full force and effect.

(f)          Warrant Cancellation Agreements. Each holder of a CNB Warrant shall have, concurrently with the execution of this Agreement and with respect to all of his, her or its CNB Warrants, entered into a Warrant Cancellation Agreement in substantially the form attached hereto as Annex B, and all such Warrant Cancellation Agreements remain in full force and effect.

(g)          Employment Agreements; Releases. (i) With respect to any employment agreement that OPOF has requested CNB terminate and liquidate pursuant to Section 6.10(e), CNB shall have taken all actions to terminate and liquidate such employment agreement effective as of the Effective Time and contingent upon the consummation of the Transaction, and (ii) CNB shall have obtained fully executed copies of all Employment Releases and agreements provided for by Section 6.10(e), in each case in a form mutually acceptable to OPOF, OPNB and CNB, and all of which remain in full force and effect.

(h)          Dissenting Shares and Appraisal Rights Shareholders. Not more than fifteen percent (15.0%) of the outstanding shares of CNB Common Stock shall constitute Dissenting Shares.

(i)          Other Actions. CNB shall have furnished OPOF and OPNB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as OPOF may reasonably request.

ARTICLE VIII
TERMINATION

8.01.	Termination.

This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)          Mutual Consent. By the mutual consent in writing of OPOF, OPNB and CNB.

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(b)          Breach; Failure of Conditions.

(i)          Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by OPOF and OPNB or CNB, as applicable, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or 7.02(b) or 7.03(a) or 7.03(b), as the case may be.

(ii)         Provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, by OPOF and OPNB or CNB, as applicable, if the conditions set forth in Section 7.02 or Section 7.03, as applicable, (A) have not been satisfied by OPOF and OPNB or CNB, as applicable, within five (5) Business Days of the satisfaction of the last condition set forth in Section 7.01 that is required to be satisfied (and cannot be, or have not been cured by OPOF and OPNB or CNB, as applicable, within thirty (30) days after the giving of written notice of such failure) and (B) have not been waived by OPOF and OPNB or CNB, as applicable.

(c)          Delay. By OPOF and OPNB or CNB, in the event that the Merger is not consummated by June 30, 2018, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any party to a Support and Non-Competition Agreement (if CNB is the party seeking to terminate) to perform or observe his or her covenants and agreements under the relevant Support and Non-Competition Agreement.

(d)          No Regulatory Approval. By OPOF and OPNB or CNB in the event that the approval of any Governmental Authority required for consummation of the Merger and the Transaction shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)          No CNB Shareholder Approval. By either OPOF and OPNB or CNB, if any approval of the shareholders of CNB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CNB Meeting or at any adjournment thereof.

(f)          CNB’s Failure to Recommend; Etc. By OPOF and OPNB if (i) CNB shall have materially breached the provisions of Section 6.07 in any respect, (ii) the CNB Board approves, adopts, endorses or recommends any Acquisition Proposal, (iii) the CNB Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of OPOF, or (iv) CNB shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the CNB Meeting in accordance with Section 6.02(a).

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(g)          Certain Tender or Exchange Offers. By OPOF and OPNB if a tender offer or exchange offer for 20% or more of the outstanding shares of CNB Common Stock is commenced (other than by OPOF or a Subsidiary thereof), and the CNB Board recommends that the shareholders of CNB tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h)          Superior Proposal. By OPOF and OPNB or CNB at any time prior to the CNB Meeting, in order to concurrently enter into an agreement with respect to a Superior Proposal that was received and considered by CNB in compliance with Section 6.02 and Section 6.07; provided, that CNB has paid the Termination Fee to OPOF.

8.02.	Effect of Termination and Abandonment.

(a)          In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.05, Section 6.06(b), Section 8.01, this Section 8.02, and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither OPOF nor CNB shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)          The parties hereto agree that CNB shall pay OPOF the sum of $375,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)          if this Agreement is terminated by OPOF and OPNB pursuant to Section 8.01(f) or 8.01(g), CNB shall pay the entire Termination Fee to OPOF on the second Business Day following the termination of this Agreement;

(ii)         if this Agreement is terminated by (A) OPOF and OPNB pursuant to Section 8.01(b)(i), (B) either OPOF and OPNB or CNB pursuant to Section 8.01(c) and at the time of such termination no vote of the CNB shareholders contemplated by this Agreement at the CNB Meeting shall have occurred, or (C) by either OPOF and OPNB or CNB pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CNB or the CNB Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of CNB contemplated by this Agreement at the CNB Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination CNB enters into an agreement with respect to an Acquisition Proposal, then CNB shall pay to OPOF the Termination Fee on the date of execution of such agreement (regardless of whether such Acquisition Proposal is consummated before or after the termination of this Agreement), and (2) if an Acquisition Proposal is consummated otherwise than pursuant to an agreement with CNB within fifteen (15) months after the termination of this Agreement, then CNB shall pay to OPOF the Termination Fee on the date such Acquisition Proposal is consummated; or

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(iii)        if this Agreement is terminated by OPOF or OPNB or by CNB pursuant to Section 8.01(h), CNB shall pay the entire Termination Fee to OPOF prior to or concurrent with the termination of this Agreement.

(c)          CNB, OPOF and OPNB agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement OPOF and OPNB would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by CNB. If CNB fails to pay OPOF the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), CNB shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by OPOF in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided OPOF prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. If this Agreement is terminated and a Termination Fee is payable by CNB to OPOF pursuant to this Section 8.02, the Termination Fee and any fees and expenses awarded pursuant to this Section 8.02(c) shall be OPOF’s and OPNB’s sole and exclusive remedies.

ARTICLE IX
MISCELLANEOUS

9.01.	Survival.

No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 6.05, Section 6.06(b), Section 8.01, this Section 8.02, and Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

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9.02.	Waiver; Amendment.

Any provision of this Agreement may be (i) waived by the party that is, or whose shareholders are, entitled to the benefits thereof, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CNB Meeting no amendment shall be made that by law requires further approval by the shareholders of CNB without obtaining such approval.

9.03.	Counterparts; Facsimile Signature.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

9.04.	Governing Law.

Except to the extent governed by the laws of the United States applicable hereto, this Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such state.

9.05.	Expenses.

Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06.	Notices.

All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CNB to:

Citizens National Bank

11407 Windsor Boulevard

Windsor, Virginia 23487

Attention: Jeffrey H. Noblin, President and Chief Executive Officer

Fax: (757) 242-6216

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With a copy to:

Williams Mullen, a Professional Corporation

Williams Mullen Center

200 South 10th Street

Suite 1600

Richmond, Virginia 23219

Attention: Scott H. Richter, Esq.

Fax: (804) 420-6507

If to OPOF or OPNB to:

Old Point Financial Corporation

1 West Mellen Street

Hampton, Virginia 23663

Attention: Jeffrey W. Farrar, Chief Financial Officer & Senior Vice President/Finance

Fax: (757) 221-0841

With a copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Attention: Jacob A. Lutz, III, Esq.

Fax: (804) 698-6014

9.07.	Entire Understanding; No Third Party Beneficiaries.

This Agreement, the Support and Non-Competition Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Support and Non-Competition Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce OPOF’s obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08.	Severability.

Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on CNB, OPOF or OPNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

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9.09.         Enforcement of the Agreement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10.         Interpretation.

When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11.         Assignment.

No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, and any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

OLD POINT FINANCIAL CORPORATION

By:	/s/ Robert F. Shuford, Sr.
Name:	Robert F. Shuford, Sr.
Title:	Chairman, President & Chief Executive Officer

THE OLD POINT NATIONAL BANK OF PHOEBUS

By:	/s/ Robert F. Shuford, Jr.
Name:	Robert F. Shuford, Jr.
Title:	President & Chief Executive Officer

CITIZENS NATIONAL BANK

By:	/s/Jeffrey H. Noblin
Name:	Jeffrey H. Noblin
Title:	President and Chief Executive Officer

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Annex A

FORM OF SUPPORT AND NON-COMPETITION AGREEMENT

This Agreement, made as of this 27th day of October, 2017, between Old Point Financial Corporation, a Virginia corporation (“OPOF”), and the shareholder of Citizens National Bank, Windsor, Virginia, a national banking association (“CNB”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of CNB (the “Shareholder”).

WHEREAS, OPOF, The Old Point National Bank of Phoebus, Hampton, Virginia, a national banking association (“OPNB”) and CNB have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of CNB Common Stock will be exchanged for a combination of shares of OPOF Common Stock and cash in accordance with the terms of the Merger Agreement; and

WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of CNB Common Stock as set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of CNB Options and CNB Warrants the number of shares of CNB Common Stock as set forth on the signature page hereto; and

WHEREAS, as a material inducement for OPOF to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares. The Shareholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

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2. Support of Shareholder; Covenants of Shareholder. (a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the CNB Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(f) herein, unless: (i) OPOF is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement or (ii) in accordance with Section 6.02 of the Merger Agreement, the Board of Directors of CNB has failed to make, withdrawn, qualified, modified or otherwise changed (or publicly proposed or resolved to do the foregoing) its recommendation to CNB shareholders.

(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(f ) herein, that he/she shall not, without the prior written consent of OPOF, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any CNB Options or CNB Warrants, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon the transferee.

(c) The Shareholder agrees that he/she will not make any statement, written or oral, to the effect that he/she does not support the Merger or that other shareholders of CNB should not support the Merger, except as permitted in Section 6.02 of the Merger Agreement.

(d) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of CNB Common Stock, or any officer, employee or director of CNB to, solicit from any third party any inquiries or proposals relating to the disposition of CNB’s business or assets or the acquisition of CNB’s voting securities, or the merger of CNB with any person other than OPOF or any subsidiary of OPOF, or except as provided in Section 6.07 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(e) The Shareholder agrees that he/she shall not, without the prior written consent of OPOF, directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of CNB Common Stock prior to the Effective Time of the Merger.

(f) The obligations and covenants of Shareholder contained in Section 2 of this Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

3. Additional Shares, Options and Warrants. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of CNB Common Stock which the Shareholder currently has the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all such shares of CNB Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all CNB Options and CNB Warrants which the Shareholder may currently own or hereafter acquire.

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4. Non-Competition and Non-Solicitation. [(a) From and after the Effective Time until the date which is 12 months after the Effective Time (the “Covenant Period”), the Shareholder shall not, directly or indirectly:

(i) serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution or holding company, with an office or branch located within a 35 mile radius of any office or branch of OPOF, OPNB, Old Point Trust and Financial Services, N.A. (“OPT”) or CNB at the date hereof or the Effective Time (the “Covered Area”); or

(ii) serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by OPOF, OPNB, OPT or CNB, or any subsidiary or affiliate thereof; or

(iii) solicit to employ or engage the services of any of the officers or employees of OPOF, OPNB or OPT (including former employees of CNB) (other than such officers or employees who have been terminated by OPOF, OPNB, OPT or CNB prior to such solicitation or engagement by the Shareholder), or initiate or maintain contact with any officer, director or employee of OPOF, OPNB or OPT (including former employees of CNB) regarding the business, operations, prospects or finances of OPOF, OPNB or OPT, except for conversations with employees of OPOF, OPNB or OPT that are necessary to conduct routine banking business or transactions; or

(iv) solicit customers of OPOF, OPNB, OPT or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by OPOF, OPNB, OPT or any subsidiary or affiliate thereof.

(b) The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of OPOF, OPNB or OPT.

(c) In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.]1

5. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

6. Assignment; Successors. This Agreement may not be assigned by the Shareholder without the prior written consent of OPOF. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

1 For the Support and Non-Competition Agreement executed by Jeffrey H. Noblin, Section 4 of the Agreement shall be replaced in its entirety by “[Reserved].”

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7. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon OPOF any right or ability to acquire the shares of CNB Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of CNB.

8. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9. Subject Matter; Remedies. The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

10. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

OLD POINT FINANCIAL CORPORATION

By:
Name:	Robert F. Shuford, Sr.
Title:	Chairman, President & Chief Executive
Officer

SHAREHOLDER

Name:

Covered Shares:

CNB Options held by Shareholder:

CNB Warrants held by Shareholder:

[Signature Page to Support and Non-Competition Agreement]

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Annex B

WARRANT CANCELLATION AGREEMENT

This WARRANT CANCELLATION AGREEMENT (the “Agreement”) is made effective October 27, 2017, by and between Citizens National Bank, Windsor, Virginia, a national banking association (“CNB”), [•] (the “Warrant Holder”) and Old Point Financial Corporation (“OPOF”). The Warrant Holder, CNB and OPOF will be referred to singly as a “Party” and collectively as the “Parties.” Capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, pursuant to the Stock Warrant Agreement between CNB Bancorp, Inc. a predecessor to CNB, and the Warrant Holder, dated April 23, 2003, as subsequently amended (the “CNB Warrant”), CNB granted to the Warrant Holder the right to purchase shares of CNB Common Stock at a purchase price, as adjusted, of $6.67 per share;

WHEREAS, on October 27, 2017 CNB entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among CNB, OPOF, The Old Point National Bank of Phoebus, Hampton, Virginia, a national banking association and a wholly owned subsidiary of OPOF (“OPNB”), pursuant to which the CNB will merge with and into OPNB, with OPNB as the surviving entity (the “Merger”);

WHEREAS, Section 3.08 of the Merger Agreement provides that at the Effective Time of the Merger, the CNB Warrant shall cease to represent a right to acquire CNB Common Stock and shall automatically be converted, without any action on the part of the Warrant Holder, into the right to receive the consideration set forth in the Merger Agreement (the “Warrant Consideration”);

WHEREAS, it is a condition to the closing of the Merger that CNB, the Warrant Holder and OPOF enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, it is hereby agreed as follows:

1. Merger Consideration; Cancellation of CNB Warrant.

(a)          The Warrant Holder hereby agrees that, at the Effective Time, each CNB Warrant that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire CNB Common Stock and shall automatically be converted at the Effective Time without any action on the part of the Warrant Holder into the right to receive the consideration set forth in Section 3.08 of the Merger Agreement.

(b)          The Warrant Holder acknowledges that he or she is a CNB shareholder and, as a result, will receive benefit from the closing of the Merger, including in the form of the Merger Consideration and the Warrant Consideration, and such benefit constitutes full and fair consideration for the termination of the CNB Warrant and Warrant Holder’s other agreements set forth in this Agreement.

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(c)          The Warrant Holder shall return the original of the CNB Warrant to CNB at the Effective Time. The Warrant Holder acknowledges and agrees that as of the Effective Time, the Warrant Holder shall have no surviving right, title or interest in or to the CNB Warrant or any shares purchasable thereunder.

(d)          The Warrant Holder hereby agrees to not sell, transfer, pledge, hypothecate or permit any lien to encumber the CNB Warrant or any part thereof from the date of this Agreement to the Effective Time.

2. Release, Waiver and Covenant Not to Sue. In consideration of the covenants and agreements contained in this Agreement, the Warrant Holder hereby releases, waives and forever discharges CNB, OPOF and OPNB and each of its affiliates and their respective members, shareholders, officers, directors, and employees, from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation obligation, damages (including exemplary or punitive damages), benefits, liability, costs and/or expenses (including attorneys’ fees), that the Warrant Holder has, may have, or may be entitled to against the other party, whether legal, equitable or administrative, whether known or unknown, whether past, current or future, which arise directly or indirectly out of, or are related in any way to, the CNB Warrant.

3. Representations and Warranties. The Warrant Holder represents and warrants that he or she (a) has not exercised or purported to exercise the CNB Warrant in whole or in part to purchase any shares of the CNB Common Stock, (b) is the sole owner and holder of the CNB Warrant, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of (or attempted any of the foregoing with respect to) the CNB Warrant or any shares purchasable thereunder and (c) has the power and authority to execute and deliver this Agreement.

4. Entire Agreement. This Agreement contains and comprises the entire agreement and understanding between the Parties with respect to the CNB Warrant, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any Party to execute this Agreement, and that all agreements and understandings between the Parties are embodied and expressed herein. The Parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by a duly authorized representative of each Party. The Parties further agree that this Agreement shall be binding on each Party, their successors and assigns.

5. Automatic Termination of Agreement. In the event of any termination of the Merger Agreement pursuant to the terms thereof without the Merger being consummated, this Agreement shall automatically become null and void and of no further force or effect.

6. Third-Party Beneficiaries. Except as expressly provided, no provision of this Agreement is intended to, and no provision of this Agreement shall, confer upon any party other than the Parties (and their successors and assigns, if any) any rights or remedies under this Agreement. This Agreement is made, in part, in order to enable the shareholders of CNB to induce OPOF and OPNB to close under the Merger Agreement and OPOF and OPNB shall be intended third party beneficiaries of this Agreement.

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7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia made and to be performed entirely within such state, to the extent federal laws do not apply.

8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. Facsimile signatures and other electronic transmission signatures shall be treated as originals for all purposes.

[signatures appear on the following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CITIZENS NATIONAL BANK:	WARRANT HOLDER:

By: Jeffrey H. Noblin	Signature
Its: President and Chief Executive Officer

Print Name

OLD POINT FINANCIAL CORPORATION:

By: Robert F. Shuford, Sr.
Its: Chairman, President & Chief Executive Officer

[Signature Page to Warrant Cancellation Agreement]

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Schedule I

List of Deposit Taking Offices of the Surviving Bank

Deposit Taking Offices of The Old Point National Bank of Phoebus, Hampton, Virginia as of October 27, 2017

1.	Carrolton Branch 13480 Carrollton Boulevard Carrollton, VA 23314
2.	Greenbrier Branch 740 Eden Way North Chesapeake, VA 23320
3.	Fort Monroe Branch 100 Griffith Street Fort Monroe, VA 23651
4.	Executive Tower Branch 2101 Executive Drive Hampton, VA 23666
5.	Downtown Hampton Branch 101 East Queen Street Hampton, VA 23669
6.	Phoebus Branch 1 West Mellen Street Hampton, VA 23663
7.	West Mercury Branch 4030 West Mercury Boulevard Hampton, VA 23666
8.	Woodland Branch 347 Woodland Road Hampton, VA 23669
9.	Professional Park Branch 11751 Jefferson Avenue Newport News, VA 23606
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10.	Warwick Branch 11134 Warwick Boulevard Newport News, VA 23601
11.	Sherwood Branch 13801 Warwick Boulevard Newport News, VA 23602
12.	Crown Center Branch 580 East Main Street Norfolk, VA 23510
13.	Ghent Branch 1812 Granby Street Norfolk, VA 23517
14.	Hilltop Branch 1613 Laskin Road Virginia Beach, VA 23451
15.	Independence Branch 351 Independence Boulevard Virginia Beach, VA 23462
16.	New Town Branch 4139 Ironbound Road Williamsburg, VA 23188
17.	Norge Branch 7504 Richmond Road Williamsburg, VA 23188
18.	Kiln Creek Branch 201 Kiln Creek Parkway Yorktown, VA 23693

Deposit Taking Offices of Citizens National Bank, Windsor, Virginia as of October 27, 2017

1.	Windsor Branch 11407 Windsor Boulevard Windsor, VA 23487

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